EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of June 29, 2017 (this “Agreement”), is made and entered into by and among Real Estate Houston US Trust, a Delaware statutory trust and a wholly-owned subsidiary of CPPIB (“Parent”), Real Estate Houston US LLC, a member managed Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholders of Parkway Inc., a Maryland corporation (“Parkway”) that are listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, Merger Partnership, the Partnership and Parkway are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), that provides, among other things, for the merger of Parkway with and into Merger Sub (the “Company Merger”), upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, with Merger Sub surviving the Company Merger as a wholly owned subsidiary of Parent, and Merger Partnership will be merged with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”) with the Partnership surviving the Partnership Merger as a Subsidiary of Merger Sub, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement;

WHEREAS, as a condition and an inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree, and each Stockholder has agreed to (severally and not jointly), enter into this Agreement with respect to all Company Common Shares that such Stockholder owns, if any, beneficially or of record;

WHEREAS, each Stockholder is the beneficial or record owner, and have either sole or shared voting power over, such number of shares of the Company Common Shares (the “Parkway Stock”) as is indicated opposite such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, Parent desires that the Stockholders agree, and each Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below) in a manner prohibited by this Agreement, and to vote its Subject Securities in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” shall mean with respect to any Person, any other Person controlled by or under common control with such specified Person; provided that, for purposes of this Agreement, in no event shall (a) Parkway or any of its controlled Affiliates or (b) any of the portfolio companies in which any Stockholder or its Affiliates have an investment be deemed to be an Affiliate of such Stockholder so long as, in the case of clause (b), such portfolio company has not received confidential information regarding Parkway, any of its Subsidiaries or the transactions contemplated by the Merger Agreement and is not acting at the direction of or in active coordination with such Stockholder with respect to Parkway, any of its Subsidiaries or the transactions contemplated by the Merger Agreement. For purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty (60) days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“Expiration Time” shall mean the earliest to occur of (i) the approval and adoption of the Merger Agreement (and the approval of all other proposals covered by Section 3(i) of this Agreement) at the Stockholders Meeting, (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (iii) with respect to each Stockholder, the date that any amendment to, or waiver of, Parkway’s rights under the Merger Agreement is effected without such Stockholder’s consent that decreases the Per Share Merger Consideration or otherwise diminishes or changes the form of the merger consideration payable to holders of Company Common Shares (other than any adjustment to the Per Share Merger Consideration pursuant to Section 4.1(a) of the Merger Agreement), or (iv) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to each Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) such Stockholder is in compliance with this Agreement, any Transfer of Subject Securities by the Stockholder to another Stockholder or to an Affiliate of such Stockholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Subject Securities transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, with respect to each Stockholder, such Stockholder’s Parkway Stock, together with any Company Common Shares or other voting capital stock of Parkway, Partnership or Operating Partnership of which Stockholder acquires Beneficial Ownership on or after the date of this Agreement (including any New Parkway Stock).

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Stockholder, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Stockholder, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or Beneficial Ownership or other interest in any Subject Securities, excluding, for the avoidance of doubt, (i) entry into this Agreement and (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2.                  Agreement to Retain Parkway Stock.

2.1              Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, each Stockholder (severally as to itself and not jointly) agrees, with respect to any Subject Securities beneficially owned by such Stockholder, not to (i) Transfer any such Subject Securities or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2              Additional Purchases. Each Stockholder (severally as to itself and not jointly) agrees that any Company Common Shares and other capital shares of Parkway that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole voting power (or with respect to which the Stockholders collectively acquire sole voting power) after the execution of this Agreement and prior to the Expiration Time (the “New Parkway Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parkway Stock.

2.3              Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the Subject Securities held by a Stockholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings (other than in an attempt to evade the provisions of this Agreement), thereby causing such Stockholder to be unable to comply with its obligations under this Agreement with respect to such securities, such Stockholder shall not be deemed to be in breach of this Agreement with respect to such Stockholder’s obligations with respect to such Parkway Stock.

3.                  Agreement to Vote and Approve. Hereafter until the Expiration Time, at every meeting of the stockholders of Parkway called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parkway with respect to any of the following matters, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Subject Securities owned by such Stockholder: (i) in favor of the Mergers and in favor of the adoption and approval of the Merger Agreement and in favor of any other proposals in connection with the transactions contemplated by the Merger Agreement (including, without limitation, any changes to the governing documents of Operating Partnership, Partnership or Parkway proposed in connection with the Mergers, and the other transactions contemplated by the Merger Agreement), (ii) in favor of any proposal to adjourn or postpone the Stockholders Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at the Stockholders Meeting to constitute a quorum and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers as set forth in Article VI of the Merger Agreement not being fulfilled, if requested by Parent in writing at least two (2) business days prior to the applicable vote, (b) any merger agreement, merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving Parkway, any of its Subsidiaries, Subsidiary Partnerships and any other Person or Acquisition Proposal (other than the Merger Agreement and the Mergers) and (c) any action which could reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall require any Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would decrease the Per Share Merger Consideration or otherwise diminish or change the form of the merger consideration payable to holders of Company Common Shares.

4.                  Irrevocable Proxy. By execution of this Agreement, each Stockholder does hereby appoint and constitute Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney-in-fact and irrevocable proxy, to the fullest extent of such Stockholder’s rights with respect to the Subject Securities beneficially owned by such Stockholder, to vote such Subject Securities solely to the extent and as set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if such Stockholder fails to be counted as present, to consent or to vote such Stockholder’s Subject Securities, as applicable, in accordance with this Agreement. Each Stockholder intends this proxy to be irrevocable and coupled with an interest (in accordance with Section 2-507(d) of the Maryland General Corporation Law) hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by each Stockholder with respect to its Subject Securities. Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. At any meeting of the stockholders of Parkway to which

Section 3 above is applicable, each Stockholder shall, or shall direct the holder(s) of record of all of the Subject Securities of such Stockholder on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Securities of such Stockholder to be counted as present thereat for purposes of establishing a quorum.

5.                  Representations and Warranties of the Stockholders. Each Stockholder (severally as to itself and not jointly) hereby represents and warrants to Parent as follows:

5.1              Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.2              Ownership of the Parkway Stock. As of the date hereof, such Stockholder (i) is the beneficial or record owner of the Company Common Shares indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, the Merger Agreement, under applicable federal or state securities laws or as disclosed on Schedule A or as would not prevent such Stockholder from performing its obligations under this Agreement, and (ii) has sole voting power over all of the Parkway Stock beneficially owned by such Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any capital stock or other securities of Parkway other than the Company Common Shares set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Parkway except as set forth on Schedule A opposite such Stockholder’s name.

5.3              No Conflict: Consents.

(a)                The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to such Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parkway Stock beneficially owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b)               Except for as provided in the Merger Agreement and except for any filings by Stockholder with the Securities and Exchange Commission (the “SEC”), no consent, approval, order or authorization of, or registration, declaration or filing with, action by or in respect of, or any notice, or report from any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

5.4              Absence of Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding (whether judicial, arbitral, administrative or other) (each an “Action”) or Order pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its Affiliates that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6.                  Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (ii) the provisions of this Section 6, Section 7 and Section 8 shall survive any termination of this Agreement.

7.                  Notice of Certain Events. Hereafter until the Expiration Time, each Stockholder shall notify Parent promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Stockholder under this Agreement, (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party and (c) any acquisition of Parkway Stock.

8.                  Miscellaneous.

8.1              Reliance by Parent, Merger Partnership and Merger Sub. Each Stockholder understands and acknowledges that Parent, Merger Partnership and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of such Stockholder contained in this Agreement.

8.2              Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain valid, enforceable and in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to such invalid or unenforceable provision, to the fullest extent permitted by applicable law in a valid and enforceable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.3              Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and no provision of this Agreement is intended to, and no provision of this Agreement does, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

8.4              Amendments and Modifications, Waivers, etc. No provision of this Agreement may be modified, amended, altered, supplemented or waived prior to the Company Merger Effective Time except upon the execution and delivery of a written agreement, amendment or waiver executed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.5              Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity to specific relief hereunder, including, without limitation, an injunction or injunctions, specific performance and other equitable relief to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 8.7 of this Agreement. Any requirements for the securing or posting of any bond or security with respect to any such remedy are hereby waived.

8.6              Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties or sent by registered or certified mail, postage prepaid, or by e-mail (with confirmation of receipt) at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub:

Real Estate Houston US Trust

c/o Canada Pension Plan Investment Board,
One Queen Street East, Suite 2500

Toronto, ON M5C 2W5 Canada.
Attention:  Hilary Spann
Email: hspann@cppib.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
Attention:  Melissa Sawyer
Email: sawyerm@sullcrom.com

If to either Stockholder, to it at:

c/o TPG Global LLC
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention: Adam Fliss

Email: afliss@tpg.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP
3 Embarcadero Center
San Francisco, CA 94111
Attention: Jason Freedman
Email: jason.freedman@ropesgray.com

If to the Company:

Parkway, Inc.,
800 N. Magnolia Avenue, Suite 1625, Orlando, FL 32803
Attention:   Noni Holmes-Kidd

                 Scott Francis

Emails: nholmes-kidd@pky.com

             SFrancis@pky.com

With a copy (which shall not constitute notice) to

Hogan Lovells US LLP

555 Thirteenth Street, NW, Washington, D.C. 20004
Attention:  Matt Thomson

                Bruce Gilchrist

Emails: matt.thomson@hoganlovells.com

            bruce.gilchrist@hoganlovells.com

or to such other address or persons as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by e-mail (provided that if given by e-mail such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.7              Governing Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, except that (i) the provisions of the DLLCA and the MGCL applicable to the authorization, effectiveness and effects of the Company Merger will apply to the Company Merger. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, in the State of Delaware, for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum or that any Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.8              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF PARENT, MERGER SUB AND THE STOCKHOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, THE MERGER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED HEREBY.

8.9              Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements, negotiations and understandings between the parties with respect to such subject matter. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

8.10          Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person

8.11          Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.12          No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

8.13          Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.14          Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

8.15          Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of Parkway or the Partnership shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of Parkway or the Partnership. The parties acknowledge and agree that this Agreement is entered into by each Stockholder solely in its capacity as the beneficial owner or record holder of Parkway Stock and nothing in this Agreement shall restrict, limit or affect (or require such Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by such Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of Parkway or the Partnership in his, her or its capacity as a director, trustee, officer or fiduciary of Parkway or the Partnership. No Stockholder nor any of its designees or

Representatives shall have any liability under this Agreement as a result of any action or inaction by such Stockholder or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of Parkway or the Partnership, it being understood that any action taken (or failure to take action) by such Stockholder or its designees or representative in such capacity to approve a Change in Parkway Recommendation shall have no effect on the obligations of such Stockholder under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. It is expressly understood that each Stockholder is not making any agreement or understanding in its capacity as, or on behalf of any designee or representative of such Stockholder who is a director, trustee, officer or fiduciary of Parkway or the Partnership. For the avoidance of doubt, nothing in this Section 8.16 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.16          Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parkway, the Partnership, Parent and Parent’s Affiliates of the Stockholders’ identity and holdings of Parkway Stock, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as reasonably practicable, each Stockholder shall notify Parkway and Parent of any required corrections with respect to any written information supplied by the such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

8.17          Non-Recourse. Notwithstanding any other provision of this Agreement, (i) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by any Stockholder may be made only against such Stockholder in accordance with the terms hereof, (ii) none of any Stockholder’s Affiliates or such Stockholder’s or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, general partners or limited partners, or representatives (collectively, the “Stockholder Related Parties”) shall have any liability for the performance of any obligations of such Stockholder, for any claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and (iii) Parent shall have no rights of recovery in respect of this Agreement against any Stockholder Related Party, whether by or through attempted piercing of the corporate veil, by or through any claim (whether in tort, contract or otherwise) by or on behalf of a Stockholder against any Stockholder Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable requirements of law, or otherwise. Any liability of each Stockholder for money damages under this Agreement shall be satisfied solely out of the assets of such Stockholder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

Real Estate Houston US Trust

By: ______________________
       Name:
       Title:

Real Estate Houston US LLC

By: Real Estate Houston US Trust, in its capacity as Managing Member

By: ______________________
       Name:
       Title:

Signature Page to Voting Agreement

STOCKHOLDERS:

TPG VI PANTERA HOLDINGS, L.P.

By:	TPG Genpar VI Delfir AIV, L.P., its general partner
By:	TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:
Name:
Title:

TPG VI MANAGEMENT, LLC

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE A

Name	Common Stock
TPG VI Pantera Holdings, L.P.	4,808,454
TPG VI Management, LLC	12,962
Total:	4,821,415

The Subject Securities are subject to certain Liens contained in the Stockholders Agreement dated as of June 5, 2012 by and among TPG VI Pantera Holdings, L.P., Parkway Properties, Inc. and, solely for purposes of Article IV and related definitions thereof, TPG VI Management, LLC, as amended.